Exhibit 10.4

Alder BioPharmaceuticals, Inc.
2014 Equity Incentive Plan

Restricted Stock Unit Award Grant Notice

Alder BioPharmaceuticals, Inc. (the “Company”) hereby grants to Participant a Restricted Stock Unit Award (the “Award”) under the Alder BioPharmaceuticals, Inc. 2014 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) set forth below.  This Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Restricted Stock Unit Award Agreement (the “Agreement”), the Restricted Stock Unit Award Tax Withholding Election (the “Tax Election”) and the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan, the Agreement or the Tax Election will have the same definitions as in the Plan, the Agreement or the Tax Election.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of RSUs Subject to Award:

Vesting Schedule:	Subject to Section 2 of the Agreement, this Award will vest as follows: [____________].

Issuance Schedule:	Subject to any change upon a Capitalization Adjustment, one share of Common Stock will be issued for each RSU that vests at the time set forth in Section 6 of the Agreement.
Tax Withholding:	Participant must elect one of the methods set forth in the Tax Election to satisfy the Withholding Obligation. Such election is irrevocable.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement (including the provisions of Section 10(b) thereof with respect to the Sell to Cover, if applicable), the Tax Election and the Plan.  Participant acknowledges and agrees that this Grant Notice, the Agreement and the Tax Election may not be modified, amended or revised except as provided in the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement, the Tax Election and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations regarding this Award, with the exception, if applicable, of (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment, offer letter or severance agreement, or any written severance plan or policy specifying the terms that should govern this Award.  Participant’s acceptance of this Award, and Participant’s acknowledgement and agreement with the terms set forth in this paragraph, will be evidenced by Participant’s signature below.

Alder BioPharmaceuticals, Inc. By: Signature Title: Date:	Participant Signature Date:
Attachments:	Restricted Stock Unit Award Agreement, Restricted Stock Unit Award Tax Withholding Election, and 2014 Equity Incentive Plan

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Alder BioPharmaceuticals, Inc.
2014 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Pursuant to your Restricted Stock Unit Award Grant Notice (the “Grant Notice”), this Restricted Stock Unit Award Agreement (the “Agreement”) and the Restricted Stock Unit Award Tax Withholding Election (the “Tax Election”), Alder BioPharmaceuticals, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under the Alder BioPharmaceuticals, Inc. 2014 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) set forth in the Grant Notice.  This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  Capitalized terms not explicitly defined in this Agreement but defined in the Plan, the Grant Notice or the Tax Election will have the same definitions as in the Plan, the Grant Notice or the Tax Election.

1.Grant of the Award.  This Award represents your right to be issued on a future date (as set forth in Section 6) one share of Common Stock for each Restricted Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement.  This Award was granted in consideration of your services to the Company or an Affiliate.

2.Vesting.

(a)This Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.  Upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any Restricted Stock Units subject to this Award that have not vested as of the date of such termination and you will have no further right, title or interest in such Restricted Stock Units or this Award.

(b)Notwithstanding the foregoing or anything to the contrary in this Agreement (but subject to Section 19), the following provisions will apply to this Award if a Change in Control occurs and your Continuous Service has not terminated as of the effective date of such Change in Control.

(i)If (x) this Award is not assumed or continued or substituted with a similar stock award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control) by the surviving or acquiring corporation (or its parent company) in connection with the Change in Control and (y) your Continuous Service has not terminated as of the effective date of such Change in Control, then this Award will become fully vested on the effective date of such Change in Control, to the extent this Award is outstanding on such date.

(ii)If your employment with the Company or an Affiliate is terminated as a result of (x) a termination by the Company or Affiliate without Cause (and other than as a result of your death or Disability) or (y) your resignation for Good Reason, in each case on or within 12 months following the effective date of the Change in Control, then this Award will

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become fully vested on the date of such termination, to the extent this Award is outstanding on such date.

(c)For purposes of this Agreement, “Good Reason” will mean any of the following conditions arising without your consent: (i) a material reduction of your then-current base salary; (ii) a material reduction in your authority, duties or responsibilities; or (iii) a material change in the geographic location of your principal place of employment, provided that a relocation of less than 50 miles from your then-principal place of employment will not be considered a material change in geographic location.  Notwithstanding the foregoing or anything to the contrary in this Agreement, in order to qualify as a resignation for Good Reason, (x) you must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within 30 days following its initial existence, (y) the Company must fail to remedy such condition within 30 days following such notice, and (z) your termination of employment with the Company or Affiliate must occur within 30 days following the Company’s failure to remedy such condition (and in no event later than 90 days following the initial existence of such condition).

3.Number of Restricted Stock Units and Shares of Common Stock.

(a)The number of Restricted Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.

(b)Any additional Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Restricted Stock Units subject to this Award to which they relate.

(c)No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3.  Any fractional shares that may be created by the adjustments referred to in this Section 3 will be rounded down to the nearest whole share.

4.Securities Law Compliance.  You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transferability.  Except as otherwise provided in this Section 5, this Award is not transferable, except by will or by the laws of descent and distribution, and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares of Common Stock in respect of this Award.  For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer,

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pledge, sell or otherwise dispose of such shares.  This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award.

(a)Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer this Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Award is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive any distribution of Common Stock or other consideration under this Award pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any such transfer with the Company prior to finalizing such domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument.

6.Date of Issuance.

(a)The issuance of any shares of Common Stock in respect of this Award is subject to satisfaction of the tax withholding obligations set forth in Section 10.  The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(b)In the event one or more Restricted Stock Units subject to this Award vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Restricted Stock Unit that vests on such date (and for purposes of this Agreement, such issuance date is referred to as the “Original Issuance Date”); provided, however, that if the Original Issuance Date falls on a date that is not a business day, such shares will instead be issued to you on the next following business day.

(c)Notwithstanding the foregoing, if:

(i)this Award is otherwise subject to the Withholding Obligation (as defined in Section 10(a)) on the Original Issuance Date,

(ii) the Original Issuance Date does not occur (x) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (x) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including, but not limited to, under the 10b5-1 Plan (as defined in Section 10(b)), and

(iii)the Company elects, prior to the Original Issuance Date, (x) not to satisfy such Withholding Obligation by withholding shares of Common Stock from the shares of

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Common Stock otherwise due, on the Original Issuance Date, to you under this Award, (y) not to permit you to then effect a Sell to Cover under the 10b5-1 Plan (as defined in Section 10(b)), and (z) not to permit you to pay in cash to satisfy such Withholding Obligation, then the shares that would otherwise be issued to you on the Original Issuance Date will not be issued to you on the Original Issuance Date and will instead be issued to you on the first business day when you are not prohibited from selling shares of Common Stock on an established stock exchange or stock market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock in respect of this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

7.Dividends. You will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.

8.Restrictive Legends.  The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.

9.Award Not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service.  In addition, nothing in this Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10.Tax Withholding Obligations.

(a)On or before the time you receive a distribution of any shares of Common Stock in respect of this Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with this Award (the “Withholding Obligation”).  You hereby acknowledge and agree that (i) you must elect to satisfy the Withholding Obligation in one of the methods set forth in the Tax Election and (ii) such election is irrevocable.

(b)If you have elected a Sell to Cover (as defined in the Tax Election) to satisfy the Withholding Obligation, you hereby (i) acknowledge and agree that the Withholding Obligation will be satisfied pursuant to this Section 10(b) to the fullest extent not otherwise satisfied pursuant to the provisions of Section 10(c) and (ii) further acknowledge and agree to the following provisions:

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(i)You hereby irrevocably appoint Morgan Stanley, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:

(1)Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the date on which the shares of Common Stock are delivered to you pursuant to Section 6 in connection with the vesting of the Restricted Stock Units, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the vesting of those Restricted Stock Units and the related issuance of shares of Common Stock to you that is not otherwise satisfied pursuant to Section 10(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(2)Remit directly to the Company and/or any Affiliate the proceeds necessary to satisfy the Withholding Obligation;

(3)Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the shares of Common Stock referred to in clause (1) above; and

(4)Remit any remaining funds to you.

(ii)You acknowledge that your election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 10(b) to sell Common Stock to satisfy the Withholding Obligation is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (your election to Sell to Cover and the provisions of this Section 10(b), collectively, the “10b5-1 Plan”).  You acknowledge that by making an election to Sell to Cover, you are adopting the 10b5-1 Plan to permit you to satisfy the Withholding Obligation.  You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to Section 10(b)(i) to satisfy your obligations hereunder.

(iii)You acknowledge that the Agent is under no obligation to arrange for the sale of Common Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account.  You further acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with this 10b5-1 Plan, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  In addition, you acknowledge that it may not be possible to sell shares of Common Stock as provided for in this 10b5-1 Plan due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, (iii) a sale effected pursuant to this 10b5-1 Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, (iv) the Company’s determination that sales may not be effected under this 10b5-1 Plan or (v) rules governing order execution priority on the national exchange where the Common Stock may be traded.  In the event of the Agent’s inability to sell shares of Common Stock, you will continue to be responsible for the timely

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payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in Section 10(b)(i)(1) above.

(iv)You acknowledge that regardless of any other term or condition of this 10b5-1 Plan, the Agent will not be liable to you for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan.  The Agent is a third-party beneficiary of this Section 10(b) and the terms of this 10b5-1 Plan.

(vi)Your election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable.  Effective as of the date of the Tax Election, you will have elected to Sell to Cover and to enter into this 10b5-1 Plan, and you acknowledge that you may not change this election at any time in the future.  This 10b5-1 Plan will terminate not later than the date on which the Withholding Obligation arising from the vesting of your Restricted Stock Units and the related issuance of shares of Common Stock has been satisfied.

(c)Alternatively, or in addition to or in combination with the method set forth in the Tax Election that you elected to satisfy the Withholding Obligation, you authorize the Company, at its discretion, to satisfy the Withholding Obligation by the following means (or by a combination of the following means):

(i)Requiring you to pay to the Company any portion of the Withholding Obligation in cash;

(ii)Withholding from any compensation otherwise payable to you by the Company or an Affiliate; and/or

(iii)Withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with this Award with a Fair Market Value (measured as of the date the shares of Common Stock are issued to you pursuant to Section 6) equal to the amount of the Withholding Obligation; provided, however, that the number of such shares of Common Stock so withheld will not exceed the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of this Award as a liability for financial accounting purposes).

(d)Unless the Withholding Obligation of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue to you any Common Stock.

(e)In the event the Withholding Obligation of the Company and/or any Affiliate arises prior to the issuance to you of Common Stock or it is determined after the issuance of Common Stock to you that the amount of such Withholding Obligation was greater than the

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amount withheld by the Company or Affiliate, you agree to indemnify and hold the Company and Affiliate harmless from any failure by the Company or Affiliate to withhold the proper amount.

11.Tax Consequences.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

12.Notices.  Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.Governing Plan Document.  This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.  In addition, this Award (and any shares issued under this Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

14.Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

15.Effect on Other Employee Benefit Plans.  The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16.Stockholder Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no

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action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company, any Affiliate or any other person.

17.Severability.  If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.Unsecured Obligation.  This Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.

19.Compliance with Section 409A.  Notwithstanding anything to the contrary under the terms of this Award:

(a)If any benefit provided under this Award is subject to Section 409A of the Code and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), and such benefit otherwise is payable in connection with your termination of employment with the Company, then such benefit will not be payable unless such termination constitutes a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) (“Separation from Service”).

(b)It is intended that (i) each installment of any benefit payable under this Award be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (ii) all payments of any such benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).  However, if the Company determines that any benefit payable under this Award constitutes “deferred compensation” under Section 409A and you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of your Separation from Service, then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (x) the commencement of such benefit payments will be delayed until the earlier of (1) the date that is six months and one day after such Separation from Service and (2) the date of your death (such applicable date, the “Delayed Initial Payment Date”), and (y) the Company will (1) pay you a lump sum amount equal to the sum of any benefit payments that you otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of such benefit in accordance with the applicable payment schedule set forth under the terms of this Award.

20.Miscellaneous.

(a)The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

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(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c)You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award.

(d)This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Restricted Stock Unit Award Agreement will be deemed to be accepted by you upon your acceptance of the Restricted Stock Unit Award Grant Notice to which it is attached.

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